EXHIBIT 2.3

AGREEMENT OF ASSIGNMENT AND ASSUMPTION OF LIABILITIES

This AGREEMENT OF ASSIGNMENT AND ASSUMPTION OF LIABILITIES dated as of June 30, 2006, is entered into by and between Petals Decorative Accents, LLC, a Delaware limited liability company (“Petals”) and ImmunoTechnology Corporation, a Delaware corporation (“Immuno”). Capitalized terms used and not defined herein shall have the meanings ascribed to such terms in the Contribution Agreement as (defined below).

RECITALS

WHEREAS, pursuant to that certain Contribution Agreement dated as of the date hereof (the “Contribution Agreement”) by and between Petals and Immuno, Immuno has agreed to purchase the Acquired Assets in exchange for the consideration specified therein and the assumption by Immuno of the Assumed Liabilities;

NOW, THEREFORE, in consideration of the foregoing and of other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

1.    Assumption. Pursuant to Section 2.3 of the Contribution Agreement and subject to the terms and conditions provided therein, Immuno hereby assumes, and agrees to pay, perform, fulfill and discharge all liabilities and obligations of the Assumed Liabilities, whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, or due or to become due, including but not limited to all liabilities and obligations of Petals under the Assumed Contracts. Immuno shall pay all recording charges and fees applicable to the recordation of instruments of transfer including without limitation, all stamp duties and all costs of obtaining or transferring any permits, registrations, applications and other tangible and intangible properties.

2.    Covenant of Immuno. Immuno hereby covenants that, anytime or from time to time after the date hereof, at Petal’s reasonable request and without further consideration, Immuno will do, execute, acknowledge and deliver, or will cause to be done, executed, acknowledged and delivered, all such further acts and instruments which Petals may reasonably request in order to effectuate the assumption of liabilities and obligations contemplated hereby and in the Contribution Agreement.

3.    Binding Effect of Agreement. This Agreement shall be binding upon Immuno and its successors and assigns effective as of the date hereof.

4.    Governing Law. This Agreement shall be governed by and construed and enforced exclusively in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of laws thereof.

5.    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original and all of which shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have made and executed this Agreement as of the day and year first above written.

PETALS DECORATIVE ACCENTS, LLC

By:  /s/ Stephen M. Hicks

Stephen M. Hicks
President

IMMUNOTECHNOLOGY CORPORATION

By:  /s/ Mark A. Scharmann

Mark A. Scharmann
President

Signature Page to Agreement of Assignment and Assumption of Liabilities